Exhibit 3.1(i)

                         ARTICLES OF INCORPORATION
                                    OF
                        TINTIC GOLD MINING COMPANY

     We, the undersigned, all of whom are residents of the State of Utah, hereby associate ourselves as a body corporate, under and by virtue of the laws of said State, and adopt for our government the following Articles of
Incorporation:
                            ARTICLE I.

     The name of this corporation shall be Tintic Gold Mining Company. Its principal place of business shall be at Salt Lake City, Utah, in which city it is organized, and the time of its duration shall be one hundred years from the date of filing these Articles of Incorporation in the office of the Secretary of State. Business and transfer offices may be established by the Board of Directors in any other part of the United States and the actual business of mining and milling shall be conducted in the Tintic Mining District, Juab County, Utah, and/or at such other places as may be hereafter designated by the Board of Directors.

     Meetings of the directors shall be held at Salt Lake City, Utah and at such places within or without the State of Utah as the directors by resolution or by-Laws may direct.
                         ARTICLE II.

     That the business and pursuit of this corporation, and the objects for which it is established are, and shall continue to be, to carry on and conduct a general mining, milling, ore reducing and smelting business.

     To examine, prospect and explore, and to use, work, develop and extract ores and minerals from lands, mines, works, rights, options and claims relating to gold, silver, lead, copper, and other mines, or to the working, of such mines or mining property of every description, and for that purpose, to engage, and employ explorers, prospectors, amalgamators, chemist assayers, miners, machinists or other suitable persons in connection therewith, and to acquire any such lands, mines, works, rights, options and c1aims.

     To erect mills and reduction works in any suitable place and to acquire by purchase, or otherwise, on such terms as may be found expedient, for the purpose of extracting the gold, silver, lead, copper or other precious metals therefrom, quartz, ores, minerals and mineral bearing substances, tailings, alluvial deposits, and concentrates, and to crush and reduce, either on behalf of the company or on behalf of others the substances or products so acquired or extracted or produced from the property of the company; and to construct, maintain and alter any buildings tramways, telegraph or telephone lines, water ditches, pipe lines, or works necessary or convenient for the purpose of the Company.

     To acquire any invention capable of being used for any of the purposes of the Company, and to acquire any rights or letters patent granted in respect to any such inventions, as well as the right or license to use any inventions which the company is authorized to acquire.

     Generally, to purchase, take on lease or exchange, hire or otherwise acquire any real and personal property, and any rights and privileges which the Company may think necessary or convenient for the purpose of its business; and in particular, any lands, mines, works, claims, buildings, mills, reduction works, water, water rights, ditches, pipe lines, tramways, telegraph and telephone lines, licenses, easements and privileges.

     To sell, improve, develop, lease, dispose of, turn to, account or otherwise deal with all or any part of the property or rights of the company.

     To purchase, hold, sell, assign, transfer, mortgage, Pledge or otherwise dispose of the shares of the capital stock of or any bonds, securities or evidence of indebtedness created by any other corporation or corporations of this State or any other state or Government, and as the owner of such stock, to exercise all the rights, powers and privileges of ownership, including the right to vote the same provided this company shall not receive from any other stock corporation, in exchange for the shares, notes, bonds or other evidences of debt of this company, shares of the capital stock of such other corporation or notes, bonds or other evidences of debt issued by such other corporation. To purchase, hold, sell and transfer shares of its own capital stock, provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the corporation, provided further, that shares of its own capital stock belonging to the corporation shall not be voted, directly or indirectly, nor counted as outstanding stock.

     To do all or any of the above things, either in its corporate capacity, or through agents, trustees, or otherwise; and to do all such other things as are incidental or conductive to the attainment of the above objects, or any of them.
                           ARTICLE III.

     The limit of the capital stock agreed upon is Two Hundred Thousand ($200,000.00) Dollars, divided into one million five hundred thousand (1,500,000) shares of common stock, of the par value of ten ($.10) cents per share; and five hundred thousand (500,000) shares of preferred stock of the par value of ten ($.10) cents a share. All of said stock is fully paid by the assignment and transfer to this company of contract between E.E. Hoffman and the

Emerald Mining Company, a Utah corporations and by the conveyance by the Emerald Mining Company to this company of the following named lode mining claims situate in the Tintic Mining District, Juab County, Utah, namely:
Diamond, Ruby and Emerald. Said property is of the fair cash value of not less than Two Hundred Thousand ($200,000.00) DolLars over and above its obligations, which this company assumes.

                           ARTICLE IV.

     The five hundred thousand (500,000) shares of preferred stock of this company shall be non-assessable and an amount equal to the par value thereof shall be distributed and paid to the holders thereof before there shall be any dividend paid upon the common stock of this company, and after an amount equal to the par value of preferred stock shall have been distributed to the holders of the preferred stock, thereafter there shall be no distinction between common and preferred stock insofar as distribution of earnings shall be concerned. Also there shall be no distinction between the preferred and common stock as to voting and office holding rights. The common stock shall be assessable in such amounts and at such times as the Board of Directors shall determine to be necessary.

                            ARTICLE V.

     The names of the incorporators, the amounts of stock subscribed for by them and their respective places of residence are as follows:
                                                          Common stock
 Names            Residence
J. 0. Wright      Ogden, Utah                               1,000 shares
E. E. Hoffman     Salt Lake City, Utah                      1,000 shares
W. S. Booker      Salt Lake City, Utah                      1,000 shares
P. A. Mattingly   Salt Lake City, Utah                      1,000 shares
B. F. Bauer       Salt Lake City, Utah                      1,000 shares
R. C. Dustan      Salt Lake City, Utah                      1,000 shares
E. E. Hoffman, Trustee, Salt Lake City, Utah              200,000 shares


Reserved for the Treasury of the company and fully paid for, 1,294,000 shares common stock and 500,000 shares preferred stock.

Said stock is reserved for the treasury and held as treasury stock, except that there shall be issued to the Emerald Mining Company an amount equal to the number of shares outstanding in the Emerald Mining Company on the the 14th day of June, 1933. All of said stock is fully paid for by the transfer to the company of the property described in Article III. The said treasury stock, aside from that which is to be issued to the Emerald Mining Company, may be sold or disposed of by the board of directors for cash or in the acquisition of other property, and the board of directors in selling or disposing of said stock, may sell or dispose of the same as it deems for the best advantage and/or interest of the company, it being expressly understood that in selling or disposing of said stock, no offer need be made to stockholders to parti-cipate in such sale and all preferential rights of stockholders to subscribe for stock are expressly waived and the board of directors in selling or disposing of the same, may ignore such preferential rights.

                           ARTICLE VI.

     The affairs of this company shall be managed by a board of five or seven directors, as may be determined hereafter by the board of directors., and until otherwise determined, there shall be, five directors. All directors shall be chosen by ballot by the stockholders at the annual meeting, to hold office for one year and until their successors are elected and qualified. Each director shall hold not less than 100 shares of the stock of the Company in order to be eligible to the office of director.

                           ARTICLE VII.

     The directors shall choose from their own number a President and in their discretion one or two Vice Presidents, and from the stockholders a Secretary and Treasurer for the Company, and such other officers and agents as they deem expedient in the management and conduct of the company's business. Any on person may hold one or more offices at the same time.

     Any officer or director may resign by giving notice in writing to the Board of Directors, or he may be removed in the manner provided by law. In addition to the methods provided by law, any officer, except a director, may be removed at any time with or without cause by the board of directors.

     A majority of the Board shall constitute a quorum for the transaction of business.

     The board of directors shall have the general control and management of the property, business and affairs of the corporation, but they may delegate certain duties in respect thereto to the various officers of the company or to the various committees of the board, in case they choose so to do.

     The board of directors may adopt by-laws and rules and regulations for conducting of the business of the corporation, and for the government thereof, and defining the duties of the various officers, agents and servants of the corporation.

     The Board of Directors may require and fix the amount and conditions of bonds from various officers, agents and servants. The board of directors may discharge or suspend any of its agents or servants at any time with or without cause.

     At all meetings the board of directors and of the stockholders, the President of the corporation, or in his absence, the Vice-President, shall preside; or if neither the President nor a Vice-President is present, a director selected from among those present shall preside.

     The Secretary, or if he be absent, a secretary pro tem, selected by those present shall keep a full and correct written record of the proceedings of each and every meeting, either of directors or stockholders, in a book kept for that purpose.

     Until the first annual election, the directors and officers of the company are as follows:

J. O. Wright                         Diredtor and President
E. E. Hoffman                        Director and Vice-President
V. S. Booker                         Director and Secretary & Treasurer
P. A. Mattingly                      Director
R. C. Dustan                         Director

                            ARTICLE VIII

     A majority of the outstanding stock may, at a special meeting called for that purpose, remove either with or without cause, any of the directors; in which event the stockholders at such meeting shall fill all vacancies.

                           ARTICLE IX.

      The private property of the stockholders shall not be liable for the obligations of the corporation.

                                  ARTICLE X.

     The annual meeting of the stockholders shall be held on the second Tuesday in June, 1934, and annually thereafter, at two o'clock P.M. at the company's office at Salt Lake City, Utah; and of such meeting no other notice need be given than by mailing or delivering to each stockholder as shown by the company's books, at least ten (10) days before such meeting, directed to his address, as shown by the company's books, a written or printed notice it thereof.

     In the event that the notice of the meeting shall not be given in time, it may be held at a subsequent date upon giving notice as above provided.

     Special meetings of the stockholders may be called at any time by the resolution of the Board, by the President, or by any two of the directors, or by the holders of one-third (1/3rd) of the outstanding capital stock of the corporation. And of each meeting no other notice need be given than by mailing or delivering to each stockholder as shown by the company's books, at least five (5) days before such meeting, directed to his or her address as shown by the company's books, a written or printed notice thereof.

     At every stockholders meeting each stockholder shall have one vote for each share of stock owned by him on the books of the company. Fractional parts of a share may be voted as such in the same manner. Proxies, duly authenticated to the satisfaction of the meeting, shall be accepted. A majority of the votes cast at any meeting of stockholders shall decide all or every question that may come before such meeting.

     WITNESS the hands of said incorporators this 14th day of June, A.D.
1933.

                    /s/J. O. Wright
                    /s/E. E. Hoffman
                    /s/P. A. Mattingly
                    /s/R. C. Dustan
                    /s/W. S. Booker
                    /s/B. F. Bauer

STATE OF UTAH       )
                    :
COUNTY OF SALT LAKE )

       W. S. Booker, E. E. Hoffman and H. 0. Dustan, three of the incorporators under the foregoing Articles, on oath, say: That it is the bona fide intention of the incorporators of Tintic Gold Mining Company to commence and carry on the business mentioned in the forecoing Articles of Incorporation and further, that each party to the agreement has paid the amount of stock subscribed by him and the entire capital stock has been paid in full in, the manner set forth in the Articles of Incorporation, that is, by conveying to the company the property described in the foregoing Articles.

                                             /s/W. S. Booker
                                             /s/E. E. Hoffman
                                             /s/R. C. Dustan

Subscribed and sworn to before me this 14th day of June, A.D. 1933.

                                             /s/Allen T. Sanford
                                                 Notary Public
                                                 I reside at Salt Lake City,
                                                 Utah